EXHIBIT 20.2

Report on Management’s Assertion on
Compliance with the Specified Minimum Servicing Standards Set Forth in the
Uniform Single Attestation Program

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholder
WFS Financial Inc

We have examined management’s assertion, included in the accompanying report titled Report of Management, that WFS Financial Inc complied with the servicing standards identified in Exhibit A (the “specified minimum servicing standards”) to the Report of Management as set forth in the Uniform Single Attestation Program (USAP) during the year ended December 31, 2004. Management is responsible for WFS Financial Inc’s compliance with these specified minimum servicing standards. Our responsibility is to express an opinion on management’s assertion about the WFS Financial Inc’s compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about WFS Financial Inc’s compliance with the specified minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on WFS Financial Inc’s compliance with the specified minimum servicing standards.

In our opinion, management’s assertion that WFS Financial Inc complied with the aforementioned specified minimum servicing standards during the year ended December 31, 2004, is fairly stated, in all material respects.

/s/ Ernst & Young LLP

Los Angeles, California
March 8, 2005

Management’s Assertion on Compliance
with the Specified Minimum Servicing Standards

Report of Management

We, as members of management of WFS Financial Inc (the Company), are responsible for complying with the servicing standards identified in the attached Exhibit A (the “specified minimum servicing standards”). We are also responsible for establishing and maintaining effective internal control over compliance with these specified minimum servicing standards. We have performed an evaluation of the Company’s compliance with the specified minimum servicing standards as of December 31, 2004 and for the year then ended. Based on this evaluation, we assert that during the year ended December 31, 2004, the Company complied, in all material respects, with the specified minimum servicing standards.

As of December 31, 2004 and for the year then ended, the Company had in effect a fidelity bond in the amount of $15,000,000 and an errors and omissions policy in the amount of $15,000,000.

/s/ THOMAS WOLFE
Thomas Wolfe President and Director

/s/ MARK OLSON
Mark Olson
Senior Vice President, Controller

March 8, 2005

Exhibit A

Specified Minimum Servicing Standards

I.	Contract Principal, Interest and Amortization

1.	Reconciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts. These reconciliations shall:

a.	be mathematically accurate;

b.	be prepared within forty-five (45) calendar days after the cutoff date. The cutoff date is the date as of which a bank account is reconciled every month. It may, or may not, coincide with a prescribed investor reporting date but shall be consistent from period to period;

c.	be reviewed and approved by someone other than the person who prepared the reconciliation; and

d.	document explanations for reconciling items. These reconciling items shall be resolved within ninety (90) calendar days of their original identification.

2.	Funds of the servicing entity shall be advanced in accordance with the Pooling and Servicing Agreements.

3.	Each servicer account shall be maintained at a federally insured depository institution in trust for the applicable investor.

II.	Contract Payments

1.	Contract payments shall be deposited into the servicer’s bank accounts and related bank clearing accounts within two (2) business days of receipt.

2.	Contract payments made in accordance with the lender’s loan documents shall be posted to the applicable borrower records within two (2) business days of receipt.

3.	Contract payments shall be allocated to principal, interest, insurance, taxes or other escrow items in accordance with the lender’s loan documents.

4.	Contract payments identified as loan payoffs shall be allocated in accordance with the lender’s loan documents.

Specified Minimum Servicing Standards (continued)

III.	Disbursements

1.	Disbursements made via wire transfer on behalf of a borrower or investor shall be made only by authorized personnel.

2.	Disbursements made on behalf of a borrower or investor shall be posted within the Contract period, as defined, to the borrower’s or investor’s records maintained by the servicing entity.

3.	Amounts remitted to investors per the servicer’s investor reports shall agree with cancelled checks, or other form of payment, or bank statements.

4.	Unissued checks shall be safeguarded so as to prevent unauthorized access.

IV.	Investor Accounting and Reporting

1.	The servicing entity’s investor reports shall agree with, or reconcile to, investors’ records on a monthly basis as to the total unpaid principal balance and number of loans serviced by the servicing entity.

V.	Contract Accounting

1.	The servicing entity’s Contract records shall agree with, or reconcile to, the records of borrowers with respect to the unpaid principal balance on a monthly basis.

VI.	Delinquencies

1.	Records documenting collection efforts shall be maintained during the period a loan is in default and shall be undated at least monthly. Such records shall describe the entity’s activities in monitoring delinquent loans including, for example, phone calls, letters and mortgage payment rescheduling plans in cases where the delinquency is deemed temporary (i.e., illness or unemployment).

VII.	Insurance Policies

1.	A fidelity bond and errors and omissions policy shall be in effect on the servicing entity throughout the reporting period in the amount of coverage represented to investors in management’s assertion.

Specified Minimum Servicing Standards (continued)

VIII.	Trusts

1.	Contracts included in the following trusts were serviced by WFS Financial Inc as of and for the year ended December 31, 2004:

WFS Financial 2000-A Owners Trust
WFS Financial 2000-B Owners Trust
WFS Financial 2000-C Owners Trust
WFS Financial 2000-D Owners Trust
WFS Financial 2001-A Owners Trust
WFS Financial 2001-B Owners Trust
WFS Financial 2001-C Owners Trust
WFS Financial 2002-1 Owners Trust
WFS Financial 2002-2 Owners Trust
WFS Financial 2002-3 Owners Trust
WFS Financial 2002-4 Owners Trust
WFS Financial 2003-1 Owners Trust
WFS Financial 2003-2 Owners Trust
WFS Financial 2003-3 Owners Trust
WFS Financial 2003-4 Owners Trust
WFS Financial 2004-1 Owners Trust
WFS Financial 2004-2 Owners Trust
WFS Financial 2004-3 Owners Trust
WFS Financial 2004-4 Owners Trust